CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust regarding the Securian AM Balanced Stabilization Fund, Securian AM Equity Stabilization Fund, and Securian AM Real Asset Income Fund, each a series of Investment Managers Series Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

November 10, 2020